Petrol Oil and Gas, Inc. Welcomes Two New Members to Its Board of Directors

Wednesday December 13, 8:30 am ET

Robert Kite and Duane Fadness Bring Extensive Oil and Gas Industry Experience to Petrol's Board

OVERLAND PARK, Kan., Dec. 13 /PRNewswire-FirstCall/ -- Petrol Oil and Gas, Inc. (OTC Bulletin Board: POIG - News), an independent oil and gas company with operations in Kansas, today announced the addition of two experienced oil and gas executives to its Board of Directors.

Mr. Robert H. Kite has over 20 years of experience in public company Board governance, having served as a Director of several publicly traded companies. He was a Director and member of the Audit Committee of National Energy Group, Inc., which in November 2006 sold its onshore and offshore natural gas and oil properties to its parent company, American Real Estate Partners, LP, a NYSE-listed company. ACP, chaired by Carl Icahn, subsequently sold all of its oil and gas investments for $1.025 billion in cash and 12.8 million shares of common stock in SandRidge Energy, Inc.

Mr. Kite also manages KFT LLP, a private investment partnership, and he is President/CEO of Roamin' Korp. Inc., a private holding company involved in real estate, equities, and other investments. He currently serves on the Boards of Directors at ANTs software, inc. and LocatePLUS Holdings Corp.

Mr. Kite earned a B.S. Degree in Psychology and Political Science with a minor in Business from Southern Methodist University.

Mr. Duane D. Fadness has more than 25 years of experience in the oil and gas industry in the United States, Canada and Europe. His board-level experience includes virtually all aspects of the financing and management of oil and gas properties. He has successfully managed the coordination of oil and gas exploration and development projects and has structured lease/property acquisitions and drilling ventures. In the early 1980s, Mr. Fadness served as a Special Projects Landman for the Hunt family of Dallas, Texas.

Mr. Fadness, a Certified Professional Landman, earned his Master of Business Administration Degree from the University of Denver.

"We are very pleased that these two seasoned executives have agreed to serve on our Board of Directors," stated Paul Branagan, Chief Executive Officer of Petrol. "Individually, they bring a great deal of high-level energy industry and management experience to Petrol's board. Collectively, their talents should strengthen our ability to enhance shareholder value through the development of the Coal Creek and Petrol-Neodesha gas projects in Kansas and the future expansion of our oil and gas property portfolio."

About Petrol Oil and Gas, Inc.

Petrol Oil and Gas, Inc. is an oil and gas exploration and development company currently involved in the development of natural gas from leases encompassing approximately 165,000 gross acres in Kansas and Missouri. Its common stock is traded on the OTC Bulletin Board under the symbol "POIG".

The statements in this press release regarding the effects of appointment of new directors to its board, the new directors past experiences, their ability to provide clear and meaningful direction for the company and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the ability of the new directors to enhance stockholder value, actual individual experience of the new directors, actual investment returns earned by ACP, Petrol's ability to expand its operations, the successful development of Coal Creek and/or Petrol-Neodesha, the continued production of gas at historical rates, total funds available to Petrol under its current debt facility, de-watering and other delays at the Coal Creek Project, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.